Exhibit (a) (2) (d)
FAQ’s Regarding the Immigration Consequences of the Sale of webMethods to Software A.G.
We know you are concerned about how the proposed sale of webMethods to Software A.G. might affect your immigration status. The purpose of this e-mail is to address some of your concerns and to assure you that we are working closely with our outside immigration counsel to minimize any impact of this corporate transaction on your personal immigration situation. If the FAQ answers below do not address your immediate concerns, please send an email with your question to Amy Powell (powella@webmethods.com), and we will either answer you directly or prepare a follow-up FAQ if there are common themes to the additional questions.
Does the future sale of webMethods to Software A.G. mean that I am a Software A.G. employee?
No. The sale of webMethods to Software A.G. is only a change in ownership. For the foreseeable future, webMethods will remain a separate company, wholly-owned by Software A.G. Since the corporate existence of webMethods is unchanged, there is no immediate impact on your employment status. webMethods and Software A.G. are in discussions on a number of issues, including whether webMethods’ employees may at some future date become employees of Software A.G., and the extent, if any, to which webMethods may continue to operate as a separate wholly-owned subsidiary of Software A.G. In the meantime, for immigration purposes, all webMethods employees will remain webMethods employees until closing of the transaction and for the foreseeable future following closing.
H-1B QUESTIONS
Do I need a new H-1B in order to work for webMethods/Software A.G. after the transaction is complete?
No. Firstly, as explained above, you will remain a webMethods employee after closing, since the transaction involves only a change in ownership and not a change to the existence of webMethods as a corporation.
Any possible future change in employment would be governed by Section 401 of the Visa Waiver Permanent Program Act. Section 401 contains a corporate restructuring rule that allows certain H-1B professionals to continue to work for successor employers without the need to file and obtain approved amended petitions. The rule applies to situations where the new company is the “successor in interest” to the original employer, and where there is no change to the H-1B employee’s location of employment, job title and level of employment.
According to Section 401, which amended Section 214(c) of the Immigration and Nationality Act (INA), “an amended H-1B petition shall not be required where the petitioning employer is involved in a corporate restructuring, including but not limited to a merger, acquisition, or consolidation, where a new corporate entity succeeds to the interests and obligations of the original petitioning employer and where the terms and conditions of employment remain the same but for the identity of the petitioner.” Applying this law, any future transfer of webMethods’ H-1B employees to Software A.G., should it occur, will not require amending the underlying H-1B petitions. All that is required is that Software A.G. take certain steps, which do not involve your participation, to assume webMethods’ H-1B obligations.
Does this mean that my I-94 card is still valid?
Yes. You will remain a webMethods employee after closing, since the transaction involves only a change in ownership and not a change to the existence of webMethods as a corporation. In the event of any future transfer of webMethods’ H-1B employees to Software A.G., should it occur, a valid I-94 that was issued based on employment with webMethods will continue to be valid for employment with Software A.G. should you become a Software A.G. employee in the future. It makes no difference if the I-94 is a white card issued to you at the airport upon entering the United States or if it is the beige/light green tear-off document issued to you along with an approval notice for an extension or change of status in the United States. Accordingly, your employment eligibility with webMethods is unaffected, even if Software A.G. becomes your eventual employer. Keep in mind, however, that the I-94 is NOT a travel document. Its purpose is to prove your lawful nonimmigrant status in the United States. See below regarding travel.
While I am a webMethods employee, may I still travel using the H-1B visa stamp in my passport?
Yes. As long as you have a valid H-1B visa stamped in your unexpired passport, and you are an employee of webMethods and not Software A.G., you may continue to travel on that visa and passport. It may be that the visa was issued to you when you worked for another employer. That’s not a problem as long as your visa and passport are valid, you never worked without authorization, and you travel with an original of the I-797 approval notice or receipt notice for the H-1B petition filed on your behalf by webMethods. Under the “portability” provisions of the H-1B rules, you are admissible under these conditions even though you are no longer working for the company that is named on your actual H-1B visa stamp.
If you travel using an H-1B visa from a former employer combined with the webMethods I-797 approval notice, you should ensure that your new I-94 card, issued at the airport upon admission, indicates that you are admitted for a period that matches the expiration date on your new approval notice (and not the date on the prior employer’s petition or the visa expiration date).
Assuming I become a Software A.G. employee, may I still travel using the H-1B visa stamp in my passport and webMethods receipt/approval notice if the visa was issued to me before I started to work for webMethods?
You cannot use a webMethods approval notice to enter the United States in order to work for Software A.G. You first need a Software A.G. approval or receipt notice. So if your existing visa is not based on employment with webMethods, then Software A.G. will first need to file a new H-1B petition. You will then be permitted to travel with a valid visa (regardless of the name of the employer on the visa), a valid passport, and proof that an H-1B petition was filed by

Software A.G. (e.g., an I-797 receipt notice or approval notice from a Software A.G. H-1B petition).
Assuming I am a Software A.G. employee, may I still travel using the H-1B visa stamp in my passport if that visa shows webMethods as my employer?
As an employee of webMethods’ successor in interest, Software A.G., you should be able to travel on the H-1B visa that was issued to you based on employment with webMethods. You should not need to have Software A.G. file a petition on your behalf, and you should not be required to present a filing receipt or approval notice. Instead, according to a June 19, 2001 agency memorandum, you should be admissible with a valid visa, valid passport, and documentation (a letter, pay statements, additional material) proving that your new employer (Software A.G.) is the successor in interest to webMethods. In most cases, individuals presenting this combination of material are admitted. In some situations, however, U.S. immigration officers nonetheless request evidence of a pending or approved H-1B petition from the new employer.
webMethods is aware of these issues, and is eager to minimize any issues or inconvenience you might face when returning to the United States. In the event that webMethods employees become Software A.G. employees, we will assess on a case-by-case basis whether a new H-1B petition is needed or whether it is sufficient to provide the employee with the necessary material to establish that Software A.G. is the successor in interest to webMethods. It is important that you let us know as far in advance as possible of your travel plans.
What if I don’t have a visa stamp in my passport and I need to travel outside the U.S.?
If you do not have a visa stamp in your passport and need to travel outside the United States, then you need to obtain a visa in order to return to the United States after your trip. This is the case regardless of the webMethods/Software A.G. transaction. You may obtain a visa stamp in your passport at either a U.S. consulate in your home country or (with some restrictions) as a third-country national at a U.S. consulate in Canada or Mexico. Your visa will be based on your employment at the time.
What if I applied for and received advance parole based on where I am in the green card process?
If you have advance parole, then you may use that document in lieu of an H-1B visa stamp in your passport. If your H-1B status is still valid and you enter the United States using advance parole rather than an H-1B visa, you have dual status in the United States, and may still apply for an extension of H-1B status if that were desirable. Alternatively, you may remain in the United States in “parolee” status until your green card case is approved.
L-1 Visas
May I continue to work for webMethods as a webMethods employee if I have an L-1A or L-1B visa?

Yes. As long as you remain employed by webMethods, the sale of the company to Software A.G. does not affect your eligibility for L-1 status.
What needs to be done for me to remain in L-1 status if I become an employee of Software A.G.?
Software A.G., as the new employer, will have to file an amendment to your current L-1 status, explaining the change in employment and how it is that you continue to qualify for L-1 status. There is no official time frame for filing the amendment, but a best practice is to file the amendment either immediately prior to, or shortly after, the move to the new employer. Your ability to travel internationally may be impacted during the period between your change in employment and the approval of the L-1 amendment by USCIS.
While I am a webMethods employee, may I still travel using the L-1 visa stamp in my passport?
Yes. If you already have a valid visa stamped in your unexpired passport, and you are an employee of webMethods and not Software A.G., you may continue to travel on that visa and passport. Note, however, that the “portability” provisions described above for H-1B visa classification do not apply in the L-1 context.
Assuming I become a Software A.G. employee, may I still travel using the L-1 visa stamp in my passport if the visa shows that my employer is webMethods?
If your existing visa is based on employment with webMethods, then your travel on that visa may be problematic. The best practice is to wait for an approved L-1 amendment and then to apply for a new L-1 visa outside the United States before returning.
GREEN CARD CASES
Can I continue the green card process even though my labor certification (RIR or PERM) was filed by webMethods?
Yes. A labor certification application, PERM or RIR, that is either pending or approved, can remains available to webMethods, and can also be used by Software A.G. to continue the green card process, as long as there is no change in the employee’s job description or location as a result of the corporate change. In the event you become a Software A.G. employee, then Software A.G. will be able to file an I-140 petition without the need to repeat the labor certification process, based on successor in interest principles.
Is it possible to start a green card case now?

Yes. We will assess on an on-going basis whether there is a likelihood of webMethods employees becoming Software A.G. employees. In the meantime, it is “business as usual,” and the transaction does not create any legal obstacle to initiating a green card case.
What needs to be done if I become a Software A.G. employee after my labor certification was approved and while my I-140 is pending?
If you become a Software A.G. employee while the I-140 is pending, then Software A.G. will need to file an amended I-140 petition based on successor in interest principles, and the I-140 will be approved with Software A.G. as the new petitioner. Your priority date will not be affected.
What needs to be done if I become a Software A.G. employee after approval of both my labor certification and my I-140 petition?
If you become a Software A.G. employee after the webMethods I-140 is approved, and before you apply for adjustment of status (I-485), then Software A.G. will need to file an amended I-140 petition based on successor in interest principles, and a new I-140 will be approved with Software A.G. as the new petitioner. You will then be able to apply for adjustment of status based on the new I-140 petition. You will retain your original priority date.
Do I need to do anything if my I-140 and I-485 were concurrently filed and remain pending?
Maybe. If you become a Software A.G. employee while your I-485 is pending, then we will determine whether your application for adjustment of status has been pending for 180 days at the time you become a Software A.G. employee. If your I-485 has been pending for 180 days at the time you change employers, no I-140 amendment is required. Rather, you are eligible for I-140 “portability,” and your adjustment of status may proceed as long as Software A.G. writes a letter to USCIS indicating that Software A.G. intends to employ you in a same or similar position to the one that was the subject of the webMethods labor certification and I-140 petition.
If your I-485 has not been pending for 180 days, then you may still be eligible for I-140 portability. Alternatively, Software A.G. can file to amend the pending I-140 petition so that the I-485 is adjudicated based on the amended I-140 petition. Your priority date will not be affected.
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This document is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of webMethods common stock are being made pursuant to an Offer to Purchase and related materials that Software AG, Software AG, Inc. and Wizard Acquisition, Inc. filed with the SEC on Schedule TO on April 18, 2007. A Solicitation/Recommendation statement with respect to the tender offer was filed by webMethods with the SEC on Schedule 14D-9 on April 18, 2007. Investors and security holders may obtain copies of the tender offer statement and Solicitation/Recommendation statement (when available) at the website maintained by the SEC at www.sec.gov. In addition, the tender offer statement and other documents filed with the SEC by Software AG will be available free of charge by contacting Morrow & Co., the information agent for the tender offer, toll free at (800) 662-5200 or by e-mail at tender.info@morrowco.com, and the Solicitation/Recommendation statement and other documents filed with the SEC by webMethods will be available free of charge by contacting webMethods Investor Relations at (703) 460-5822. Stockholders and other investors are urged to read carefully those materials prior to making any decisions with respect to the offer.